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BIOTIME, INC.
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Dear Shareholder:

We are pleased to report that during the past 18 months BioTime has made significant progress in expanding our business into the emerging field of regenerative medicine, by raising new equity, and by strengthening our management and research team.

By way of background, the term “regenerative medicine” was coined a decade ago to refer to the potential use of human embryonic stem (hES) cells-derived products to treat disease. Because medicine has had limited ability to replace lost tissues or restore tissue and organ function, doctors have not been able to effectively treat and cure many degenerative diseases such as those that accompany normal aging, and diseases like Parkinson’s caused by the loss of dopaminergic neurons of the brain, arthritis caused by the loss of cartilage cells in our joints, and heart failure caused by the loss of heart muscle. But now regenerative medicine offers the hope that we might find a way to use hES–derived progenitor cells to replace damaged or diseased tissues and restore organ function by unlocking the potential of hES cells to transform into specific, healthy and functional bodily tissues.

The use of hES cells derived from human embryos has been the subject of moral and ethical concern. However a recent breakthrough following on the heels of the discovery of hES cells may allow scientists to create cells having the characteristics of hES cells without the destruction of human embryos. This new technology, called induced pluripotent stem (iPS) cell technology, may permit ordinary bodily cells, such as those from the skin, to be transformed back into the same primitive state as the hES cells from which we developed. The use of iPS technology may one day permit biotechnology companies like BioTime to manufacture healthy, functional cells that can be used to replace the damaged or diseased cells of a patient’s bodily organs. For example, iPS technology might be used to treat arthritis by enabling a patient to grow new cartilage in an affected joint. Since these cells could be produced from the patient’s own skin cells they would not be expected to be rejected by the immune system as foreign.

Despite these advances, the manufacture of human therapeutic products suitable for clinical trials has been slowed by a relative paucity of technologies to yield highly purified and fully characterized cell types from hES cells that are capable of producing specific bodily organ or tissue cells in the laboratory dish. Our scientists have provided leadership in tackling this problem by generating more than 140 diverse highly purified and scalable primitive human embryonic progenitor cell (hEPC) lines using a technology called ACTCellerate™ licensed from Advanced Cell Technology, Inc. ACTCellerate™ may also be used to generate hEPC lines from patient-specific iPS cells. hEPCs are intermediate in the developmental process between hES cells and fully differentiated cells. The potential for hEPCs to become a wide array of cell types makes them an attractive tool for use in stem cell research, drug discovery, and potentially in the development of products for use in human regenerative stem cell therapy.

We are pleased to report that we were successful in acquiring these above-mentioned technologies on favorable terms. We are now using these technologies along with technologies developed by BioTime itself to produce hEPC lines that we are marketing as research products for use in drug discovery, stem cell biology, and the development of therapeutic products. We are developing and marketing these hEPC lines and other products for the research market through our wholly owned subsidiary, Embryome Sciences, Inc. In July 2009, Embryome Sciences entered into a co-marketing agreement with Millipore Corporation through which Millipore became our worldwide distributor of designated Embryome Sciences hEPC lines as well as the growth media used by researchers to grow these cells in the laboratory.

In recognition of BioTime’s technology in regenerative medicine, in April 2009 we were awarded a $4.7 million grant from the California Institute for Regenerative Medicine (CIRM) to fund research related to our ACTCellerate™ technology and hEPC lines. The overall objective of the research to be funded by this grant is to generate tools useful in applying ACTCellerate™ technology to the manufacture of patient-specific therapeutic products. We believe that there is a significant business opportunity in both the research and therapeutic sector for marketing the hundreds of human cell types that come from stem cells. However, one of the greatest challenges for stem cell researchers is to identify methods to isolate the many hundreds of human cell types in a purified state. The new grant funds awarded by CIRM will be used by BioTime to “industrialize” the manufacture of the purified cell types for therapeutic applications. Together with collaborators at the Burnham Institute for Medical Research, we will be building technologies to generate numerous cell types with higher levels of purity and identity. Both BioTime and CIRM anticipate that the funded research may accelerate the translation of bench top science to bedside treatments for presently incurable diseases.

While revenues from our stem cell research products are still in the early stage, BioTime’s revenues in 2008 continued to increase primarily from royalties and licensing fees related to the sale of Hextend®, our plasma volume expander product. Total revenue for the year ended December 31, 2008 was $1.5 million, which included $1.2 million in royalties from the sale of Hextend. Hextend is a physiologically balanced blood plasma volume expander indicated for the treatment of hypovolemia or low blood volume caused by blood loss during surgery or injury. Hextend continues to be marketed successfully to leading hospitals, teaching universities, HMO’s, and the United States Armed Forces where it is part of the Tactical Combat Casualty Care Protocol.

We have been able to substantially strengthen our financial position during 2009 by raising $8 million through the sale of common shares and share purchase warrants, and by eliminating all but $150,000 of our line of credit debt by completing an exchange offer with our revolving line of credit lenders who exchanged their line of credit notes for our common shares. In addition, we have the potential of raising an additional $25 million if all of our outstanding stock purchase warrants are exercised at $2.00 per share. These warrants expire October 31, 2010. An additional goal of the Company is to become listed on a national securities exchange.

In addition to expanding our business and strengthening our balance sheet, we have been fortunate to add Neal C. Bradsher, Arnold I. Burns, Abraham E. “Barry” Cohen, Alfred D. Kingsley, and Pedro Lichtinger to our Board of Directors. Dr. Robert Butler was also appointed to the Board on July 31, 2008. These executives bring to BioTime a wealth of experience in corporate finance, corporate governance, and the pharmaceutical industry. At the Annual Meeting of Shareholders, two of our founders, Dr. Hal Sternberg and Dr. Harold Waitz, will retire from the Board after nearly 19 years of service. Their retirement as directors will provide our Board with a majority of independent directors consistent with our goal of listing our shares on a national securities exchange. Dr. Sternberg and Dr. Waitz will continue to work for us in their current roles as Vice President – Research and Vice President – Regulatory/Quality Control, respectively.

A recent addition to our management team, Dr. Walter Funk, joined us as Vice President – Stem Cell Research. Dr. Funk will participate in the management of our team of scientists developing new stem cell products for use in research and in therapies for human diseases. Dr. Funk has over 15 years experience in the biotechnology industry and was one of the first scientists to join Geron Corporation, where he participated in the isolation of the telomerase gene which allows certain cells, such as embryonic stem cells, to proliferate without aging. We are excited to have Dr. Funk as part of the BioTime team and believe his expertise will help us reach our goal of leading the emerging industry of regenerative medicine.

In summary, our goal at BioTime is to become a leader in the emerging field of regenerative medicine. Our late founder, Dr. Paul Segall, had this vision for BioTime to address the most pressing health issues of our time, now based on the promise of regenerative medicine. We welcome you to join us at our first Annual Meeting of Shareholders at our new headquarters in Alameda, California. We are looking forward to meeting all that are able to attend.

Sincerely,

Michael D. West, Ph.D.	Alfred D. Kingsley
Chief Executive Officer	Chairman of the Board

September 15, 2009